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                             Everest Re Group, Ltd.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

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
                                               Three Months
                                              Ended March 31,                        Years Ended December 31,
                                              2003       2002         2002        2001        2000        1999        1998
                                              ----       ----         ----        ----        ----        ----        ----
Earnings: Income before income taxes        $110,813    $75,703    $262,044     $90,343    $231,742    $196,582    $212,676

Fixed Charges:
  Assumed interest component
    of rent expense                              477        465       2,025       1,713       1,325       1,225       1,769
  Interest expense                            14,212     10,637      44,508      46,004      39,386       1,490           0
                                              ------     ------      ------      ------      ------       -----           -
  Total fixed charges                         14,689     11,102      46,533      47,717      40,711       2,715       1,769
                                              ------     ------      ------      ------      ------       -----       -----

Earnings plus fixed charges                 $125,502    $86,805    $308,577    $138,060    $272,453    $199,297    $214,445
                                             =======     ======     =======     =======     =======     =======     =======

Ratio of earnings / to fixed charges        8.5 to 1   7.8 to 1    6.6 to 1    2.9 to 1    6.7 to 1   73.4 to 1  121.2 to 1
                                            ========   ========    ========    ========    ========   =========  ==========
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